FRIEDMAN LLP
ACCOUNTANTS AND ADVISORS

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We consent to the use in the Registration Statement of Transfer Technology International Corp. on Form S-8 relating to the registration of 15,000,000 common shares to be issued to certain employees and consultants pursuant to the 2010 Stock Option Plan of our Auditors' Report, dated June 24, 2010, on the consolidated balance sheet of Transfer Technology International Corp. as of December 31, 2009, and the related consolidated statements of operations,  stockholders' deficit, and cash flows for the year ended December 31, 2009.

/s/ FRIEDMAN LLP

Marlton, New Jersey
December 22, 2010

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